UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Alexandria Real Estate Equities, Inc.
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Commencing May 21, 2020, Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” “us,” “Alexandria,” or “ARE”), sent the following communication to certain stockholders.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Annual Meeting of Stockholders
June 8, 2020

Dear Fellow Stockholders:

As Lead Director of the Board of Directors (the “Board”) of Alexandria Real Estate Equities, Inc., a Maryland corporation (“Alexandria” or the “Company”), and on behalf of the entire Board, I am writing to respectfully ask for your support in voting in accordance with our recommendations on all of the proposals submitted for your consideration at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”). In particular, we are asking you to vote FOR the re-election of all of our directors in Proposal 1, including those who serve on our Nominating & Governance Committee (the “Committee”).

Glass Lewis & Co. (“Glass Lewis”) has recommended that its clients vote FOR the election of all directors and all other proposals, but we are aware that Institutional Shareholder Services Inc. (“ISS”) has recommended against the directors who serve on the Committee, contrary to our Board’s recommendation, solely because of one longstanding provision of our Bylaws. We would like to provide you with additional information about Alexandria’s performance and its key corporate governance policies to underscore the importance of your independent analysis and decision regarding the items submitted for your vote at our Annual Meeting. We ask that you reject ISS’s negative recommendation and vote FOR the re-election of all of our directors in Proposal 1, including those who serve on the Committee.
Background. The ISS recommendation to vote against the members of the Committee is based solely on one longstanding provision in our Bylaws that, as permitted by Maryland law, confers on the Board the exclusive right to modify our Bylaws. Since 2017, ISS has recommended that stockholders vote against or withhold from members of governance committees of companies with bylaws that ISS believes “impose undue restrictions on shareholders’ ability to amend the bylaws.” In addition, ISS has stated that it will continue to issue such negative vote recommendations until stockholders are provided with an “unfettered ability to amend the bylaws.” ISS’s recommendation is based on its view that such a right is fundamental to stockholders, regardless of all other corporate governance policies and practices, regardless of the integrity, dedication, and quality of stewardship demonstrated by those directors, and regardless of the performance of the board members and the underlying financial and other results of the company they are charged with overseeing. Such a narrow, doctrinaire, reflexive approach to the exercise of stockholder voting rights—and the partnership among the company’s stockholders, board of directors, and management—does not do justice to the rich diversity of practices and outcomes of public companies and their boards of directors, and we believe such an approach would be gravely mistaken in the case of Alexandria and the members of the Committee.
Reasons for the Board’s Position. The Board has continued to examine our Bylaws each year since ISS announced its position, and we continue to believe that it is in the best interests of the Company and its stockholders to vote FOR the re-election of all of our directors in Proposal 1, including those who serve on the Committee, for the following reasons:

•	Our stockholders have a meaningful voice in our corporate governance practices.

•	Alexandria’s excellent performance and corporate governance best practices should outweigh any disagreement with a single governance provision that our Board has continued to examine.

•	Our Board is best suited to address matters governed by our Bylaws.

To vest our Board with the sole authority to amend our Bylaws does not divest our stockholders from having a say about our corporate governance practices. Rather, it allows our Board to carefully consider stockholder feedback in the broader context of our business and corporate governance practices. As further detailed in our 2020 proxy statement, we actively engage with our stockholders throughout the year and take their feedback very seriously. Several of our corporate governance best practices have resulted from stockholder feedback, including adoption of proxy access; non-renewal of our stockholder rights plan at its expiration; consideration of diverse candidates in director searches; adoption of majority voting for directors in uncontested elections, a compensation clawback policy, director and officer stock ownership and holding-period requirements, and anti-hedging

2020 Proxy Statement Supplemental Information	1

and anti-pledging policies; and elimination of guaranteed bonuses, single-trigger severance provisions, and tax gross-up payments in executive employment agreements.
Since our 2019 annual meeting of stockholders, we have proactively reached out to, among other stockholders and stakeholders, every stockholder holding more than one percent of the shares of our Common Stock as of December 31, 2019, and received further feedback on stockholder rights to amend our Bylaws. To date, most stockholders have indicated to us that they value the Board’s commitment to engaging with stockholders on this topic and support the determination of the Board that it is not in the best interests of the Company at this time to change our longstanding Bylaws amendment provision to give stockholders the power to unilaterally amend our Bylaws without the approval or any other involvement of the Board.
Our Board and management team value the views of our stockholders and remain committed to engaging with our stockholders on topics of particular concern, including corporate governance matters. As described above, many of our corporate governance practices are a result of valuable feedback and collaboration with our stockholders and other stakeholders that have provided important external viewpoints that inform our decisions and our strategy.

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Our Board has played a key role in driving Alexandria’s exceptional financial and operating performance and each of our director nominees deserves your vote. Our total stockholder return (“TSR”) of 58.6% and 112.0% for the three and five years ended December 31, 2019, respectively, significantly outperformed the average TSR of our 2019 peer group of nine companies and the TSR of various indices—including the FTSE Nareit Equity Office Index, the Russell 2000 Index, the SNL US REIT Office Index, and the S&P 500 Index. Our strong TSR performance over these three- and five-year periods, on both absolute and relative bases, has been driven largely by the successful execution of our key business objectives, as determined by our Board—increasing our funds from operations (“FFO”) per share and our net asset value (“NAV”) per share. As shown below, we have had strong year-over-year growth in both FFO per share and NAV per share over the same periods.

3 Years Ended December 31, 2019

Funds From Operations Per Share(1)	Net Asset Value Per Share(2)

$110.00
$126.00
$138.00
$152.00
38% Growth
2016
2017
2018
2019

5 Years Ended December 31, 2019

Funds From Operations Per Share(1)	Net Asset Value Per Share(2)

(1)
Represents funds from operations per share – diluted, as adjusted. For information on the Company’s funds from operations, including definitions and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP Measures and Definitions” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)
Based on average net asset value estimates at the end of each year provided by Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., and J.P. Morgan Securities LLC.

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Although we understand that ISS and certain stockholders would prefer that our stockholders have an “unfettered ability” to amend our Bylaws, we believe that the demonstrable track record of our Board in successfully overseeing our excellent business performance, as illustrated above, and in adopting and implementing corporate governance best practices, as described above, outweighs any disagreement with one longstanding Bylaws provision.
Each member of the Committee, by helping to develop, implement, and oversee our unique and successful business model, has played an integral role in generating long-term value for our stockholders. Our Board remains highly focused on guiding and overseeing management in the execution of our important mission and creation of long-term value through execution of our unique strategy. Our Board meets regularly to discuss Alexandria’s strategic direction and the Board’s collective diversity, skills, and experience in the areas of business leadership, corporate governance, strategic planning, REIT/real estate, life science, financial/investment, and risk oversight/management, among others, enable us to provide critical perspectives to the Company to help maximize stockholder value. At each Board meeting, moreover, we engage with Alexandria’s senior leadership in robust discussions about the Company’s overall strategy, priorities and long-term growth opportunities. In recent years, for example, our Board and management team have prioritized the development of our strong and comprehensive environmental, social, and governance (“ESG”) policies and practices, which have benefited our tenants, employees, and communities, as well as preserved and enhanced value for our stockholders over the long term. In partnership with the communities where Alexandria owns, operates, and develops properties, our ESG efforts help us drive the long-term success of our business, which is evidenced by our continued execution of our 2025 sustainability goals program.

(1)	Reflects sum of annual progress from 2015 through 2019.

(2)	Relative to a 2015 baseline for buildings in operation that Alexandria directly manages.

(3)	Reflects progress for all buildings in operation during 2019 and includes directly and indirectly managed buildings.

(4)	Relative to a 2015 baseline for buildings in operation that Alexandria directly and indirectly manages.

Furthermore, and as highlighted in our 2020 first quarter earnings press release, Alexandria’s ability to deliver strong financial and operating results has not wavered in the face of the COVID-19 pandemic. As of May 13, 2020, the Company’s TSR in 2020 has outperformed the average TSR of our 2019 peer group and REITs listed on the NYSE and NASDAQ, as reported by Nareit, by approximately 30% and 29%, respectively, and because of our unique business model, we believe we are uniquely positioned not only to continue our strong performance, but also to play a prominent role in fighting COVID-19. In particular, by maintaining essential business operations across our campuses, we have enabled several of our life science tenants to continue mission-critical COVID-related research and development—currently, over 60 of our life science tenants are at the forefront of working to increase testing capacity, advance new and repurposed therapies, and develop preventative vaccines for COVID-19. As we continue our mission to help mitigate the impact of, and ultimately end, the global COVID-19 pandemic, the variety of experience, expertise, qualifications, attributes, and skills of each member of the Committee will be critical to these efforts. We do not believe that voting against these members of our Board is a necessary or tailored response to disagreement with one corporate governance measure.

Our Board is best suited to address matters governed by our Bylaws. Our Bylaws address matters such as quorums for board, committee and stockholders meetings; election of directors and officers; share certificates; inspectors of election; corporate seals; checks, drafts, and deposits; written consents of directors and committees; advance notice of stockholder nominations and proposals; stockholder-requested special meeting procedures; and indemnification and expense advance for directors and officers. We believe that the Board is best suited to address these matters because, under Maryland law, each director has enforceable legal duties to the Company. Additionally, directors have the benefit of access to more information (including the views of other directors) than any single stockholder or group of stockholders, as well as the legitimacy of having been elected each year by the stockholders. Most importantly, Maryland law requires each director to act with a reasonable belief that his or her action is “in the

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best interests of the corporation” as a continuing entity rather than in the varying interests of the stockholders, who are a constantly changing group, none of whom has any duty to the Company or our stockholders.

For the reasons set forth above and in our 2020 proxy statement, I ask for your support of the Board’s recommendations and urge you to vote FOR the re-election of all of our directors in Proposal 1, including those who serve on the Committee. I appreciate your time and consideration of these matters.

Sincerely,

Steven R. Hash
Lead Director
Alexandria Real Estate Equities, Inc.

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Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding Alexandria’s continuing performance and the prospects of Alexandria’s tenants in fighting the COVID-19 pandemic. These forward-looking statements are based on Alexandria’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. A number of important factors could cause actual results to differ materially from those included within or contemplated by the forward-looking statements herein, including, without limitation, the risks and uncertainties described under "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events, or otherwise.

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